Exhibit 10.1

AMENDED AND RESTATED
OPTION AGREEMENT

among

Darren Katic,

Charles Moore,

and

Sara Creek Gold Corp.

Dated:  November 20, 2013

-i-

-ii-

AMENDED AND RESTATED OPTION AGREEMENT

This Amended and Restated Option Agreement (“Agreement”) is made and entered into on November 20, 2013, by and among Darren Katic, an individual (“Katic”), Charles Moore, an individual (“Moore” and, together with Katic, each a “Seller” and, collectively, the “Sellers”), and Sara Creek Gold Corp., a Nevada corporation (“Buyer”). Katic, Moore and Buyer may individually be referred to herein each as a “Party” and collectively as the “Parties”.

WHEREAS, Sellers own all of the issued and outstanding limited liability company membership interests (the “Membership Interests”) of Hawker Energy, LLC, a California limited liability company (“Hawker”);

WHEREAS, Hawker, through its subsidiary, Punta Gorda Resources, LLC (“Punta Gorda”), possesses contractual rights, as the “South Coast Designee,” to earn and acquire working and/or royalty interests in California State Lands Commission (“CSLC”) Lease PRC 145.1 and certain related oil and gas assets (the “Rincon Rights”);

WHEREAS, pursuant to an Option Agreement dated October 15, 2013 (the “Original Agreement”), Buyer obtained from Sellers the right to acquire the Membership Interests, pending the outcome of a court hearing pertaining to litigation involving the Rincon Rights; and

WHEREAS, Buyer and Sellers desire to amend and restate the Original Agreement in its entirety in order to (a) extend the term of the option, (b) revise the option consideration payable upon consummation of certain transactions described in the Original Agreement and (c) provide for additional option consideration in the event of the consummation of certain transactions not previously contemplated by the parties.

NOW, THEREFORE, based on and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.             Certain Definitions.  Capitalized terms used in this Agreement but not otherwise defined above shall have the meaning specified or referred to in this Section 1.

“Accounting Referee” has the meaning set forth in Section 10.1(c).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Balance Sheet” has the meaning set forth in Section 7.6.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.

“Buyer Financial Statements” has the meaning set forth in Section 8.15.

“Buyer Insurance Policies” has the meaning set forth in Section 8.6.

“Buyer Material Contracts” has the meaning set forth in Section 8.5.

“Buyer SEC Documents” has the meaning set forth in Section 8.15(a).

“Case” means Case No. 56-2013-00440672-CU-BC-VTA pending in Ventura County Superior Court.

“Closing” has the meaning set forth in Section 5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, and any successor law.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hawker Material Contracts” has the meaning set forth in Section 7.7.

“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Sellers, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) assets, operations or financial condition of Hawker or Buyer, as applicable, or (b) the ability of Sellers or Buyer, as applicable, to consummate the transactions contemplated hereby on a timely basis.

“Notice” has the meaning set forth in Section 2.

“Option” has the meaning set forth in Section 2.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Original Agreement” has the meaning set forth in the Recitals.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the date of the Closing and, with respect to any Straddle Period, the portion of such Straddle Period commencing after the date of the Closing.

“Pre-Closing Tax Period” has the meaning set forth in Section 10.1(c).

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, and any successor law.

“Shares” has the meaning set forth in Section 3.

“Straddle Period” has the meaning set forth in Section 10.1(c).

“Taxes” means (a) any unclaimed property and escheat obligations and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term” has the meaning set forth in Section 2.

“Transaction Documents” means this Agreement, the schedules to the Agreement and any other documents required to effect the Closing.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

2.             Option.  Sellers hereby grant to Buyer an option (“Option”) to acquire the Membership Interests, during the period commencing on the date hereof and expiring on March 15, 2014 (“Term”) for the option exercise price set forth in Section 3. The Option may be exercised by delivery by Buyer of a written notice (“Notice”) to Sellers at any time prior to the end of the Term.

3.             Option Exercise Price.  As consideration for the conveyance of the Membership Interests to Buyer upon exercise of the Option, Buyer shall issue the following numbers of shares of Buyer’s Common Stock (“Shares”) at the times indicated:

(a)           at the Closing (as defined in Section 5, 1,500,000 Shares to Katic and 1,500,000 Shares to Moore;

(b)           upon consummation of the acquisition of California Oil Independents (or certain oil and gas interests held by it located in the Monroe Swell Field, Monterey, California), 1,000,000 Shares to Katic and 1,000,000 Shares to Moore;

(c)           upon consummation of the acquisition of a participation in South Coast Oil – Huntington Beach (or the oil and gas interests held by it), 1,000,000 Shares to Katic and 1,000,000 Shares to Moore;

(d)           upon consummation of the acquisition of the Midway-Sunset Lease oil and gas interests held by Christian Hall (or affiliates), 2,500,000 Shares to Katic and 2,500,000 Shares to Moore;

(e)           upon consummation of the acquisition of the TEG Oil & Gas, Inc. (or certain oil and gas interests held by it located in the Tapia Field, Los Angeles County, California), 5,000,000 Shares to Katic and 5,000,000 Shares to Moore;

(f)           upon consummation of the conveyance of certain assets and rights regarding PRC 145.1 Lease held by Rincon Island Limited Partnership or settlement in lieu of such conveyance, 3,500,000 Shares to Katic and 3,500,000 Shares to Moore; and

(g)           upon consummation of the conveyance of certain mineral rights regarding PRC 427 Lease held by ExxonMobil, 3,500,000 Shares to Katic and 3,500,000 Shares to Moore.

4.             Plan of Reorganization.  It is the intention of the Parties that, upon exercise of the Option, the Membership Interests shall be acquired by Buyer in exchange solely for voting stock of Buyer in a tax deferred transaction under Section 368(a)(1)(B) of the Code. Subject to the terms and conditions of this Agreement, Sellers shall exchange with Buyer the Membership Interests for Shares of Buyer as provided herein. Notwithstanding any provision of this Agreement to the contrary, the consideration paid for the Membership Interests shall be solely the voting stock of Buyer.

5.             Closing.  The consummation of the conveyance and acquisition of the Membership Interests (the “Closing”) upon exercise of the Option shall occur on a date specified by Buyer in the Notice, which date shall be not less than 15 days after delivery of the Notice. At the Closing, each Seller will execute and deliver to Buyer an instrument of assignment of the Membership Interests held by that Seller in customary form and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 11.2. At the Closing, Buyer shall deliver to Sellers duly executed stock certificates representing the Shares set forth in Section 3(a) and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 11.3. Thereafter, each time a milestone set forth in Sections 3(b) through 3(e) is achieved, Buyer shall, within five days after achievement of the milestone, issue to Sellers duly executed stock certificates representing the Shares indicated in those Sections.

6.             Termination.  This Agreement shall terminate upon expiration of the Term if no Notice has been delivered by Buyer prior to such expiration. If a Notice has been delivered prior to the expiration of the Term, this Agreement shall terminate if Buyer has not scheduled the Closing and tendered the Shares set forth in Section 3(a) by the close of business on the date that is 15 days from the date of delivery of the Notice. Termination of this Agreement in accordance with the foregoing shall be without liability to any Party.

7.             Representations and Warranties of Sellers.  Except as set forth in the correspondingly numbered Disclosure Schedule, Sellers represent and warrant to Buyer that the statements contained in this Section 7 are true and correct as of the date hereof.

7.1           Organization and Authority of Sellers.  Sellers have full power and authority to enter into this Agreement and the other Transaction Documents to which Sellers are a party, to carry out their obligations under this Agreement and other Transaction Documents to which Sellers are a party, and to consummate the contemplated transactions of Sellers. The execution and delivery by Sellers of this Agreement and any other Transaction Document to which Sellers are a party and the performance by Sellers of the contemplated transactions have been duly authorized by all requisite action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms. When each other Transaction Document to which Sellers are or will be parties has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party to these documents), such Transaction Documents will constitute a legal and binding obligation of Sellers enforceable against them in accordance with its terms.

7.2           Organization, Authority and Qualification of Hawker.  Hawker is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 7.2 sets forth each jurisdiction in which Hawker is licensed or qualified to do business, and Hawker is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by Hawker in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

7.3           Capitalization.

(a)           Sellers are the record owners of and have good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in Hawker. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)           To the Knowledge of Sellers, the Membership Interests were issued in compliance with applicable Laws and were not issued in violation of the Organizational Documents of Hawker or any other agreement, arrangement or commitment to which Sellers or Hawker is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)           There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in Hawker or obligating Sellers or Hawker to issue or sell any membership interests (including the Membership Interests), or any other interest, in Hawker. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

7.4           Subsidiaries.  Except for Punta Gorda, Hawker does not own, or have any interest in any shares or have an ownership interest in any other Person now or at any time since the organization of Hawker.

7.5           No Conflicts; Consents.  The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which they are parties, and the consummation of the contemplated transactions, does not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Hawker; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or Hawker; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers or Hawker is a party or by which Sellers or Hawker is bound or to which any of their respective properties and assets are subject (including any Hawker Material Contract) or any Permit affecting the properties, assets or business of Hawker; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Hawker. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or Hawker in connection with the execution and delivery of the Transaction Documents and the consummation of the contemplated transactions.

7.6           Financial Statements.  Schedule 7.6 contains a true and accurate copy of the unaudited balance sheet (the “Balance Sheet”) of Hawker as of December 31, 2012, as per Schedule L of IRS Form 1065, prepared on a cash basis for income tax purposes, and fairly represents the financial condition of Hawker on a cash basis in accordance with income tax requirements as of the date of preparation.

7.7           Material Contracts.  Schedule 7.7 lists the material contracts of Hawker (collectively, the “Hawker Material Contracts”). Each Hawker Material Contract is valid and binding on Hawker in accordance with its terms and is in full force and effect. None of Hawker or, to Sellers’ Knowledge, any other party to any Hawker Material Contract, is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Hawker Material Contract and no event or circumstance has occurred or, to Sellers’ Knowledge, will occur (including the execution of this Agreement and the consummation of the transactions contemplated herein) that, with notice or lapse of time or both, would constitute an event of default under any Hawker Material Contract or result in a termination thereof, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Hawker Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

7.8           Insurance.  Hawker maintains no insurance policies, including, without limitation, policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability or other casualty or property insurance relating to the assets, business, operations, employees, officers or directors of Hawker. There are no outstanding claims related to the business of Hawker under any previously maintained insurance policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. To the Knowledge of Sellers, the operator of each property leased or owned, directly or indirectly, by Hawker has maintained such insurance policies that a reasonably prudent operator would carry for properties similar to each such property.

7.9           Legal Proceedings; Governmental Orders; Compliance with Laws.

(a)           There are no Actions pending or, to Sellers’ Knowledge, threatened against or by Hawker, Sellers or any Affiliate of Sellers (i) affecting any of Hawker’s properties or assets; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           To the Knowledge of Sellers, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Hawker or any of its properties or assets.

(c)           Except as otherwise set forth in the Disclosure Schedules, to the Knowledge of Sellers, Hawker is in compliance with all Laws (including environmental Laws, Laws relating to Taxes and Laws relating to employment, employee benefits or labor matters) applicable to Hawker, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with Sellers’ ability to consummate the transactions contemplated herein.

7.10          Employment Matters.

(a)           All compensation, including wages, commissions and bonuses and employment taxes, social security payments and similar governmental payments, payable to (or for the benefit of) employees, independent contractors or consultants of Hawker for services performed on or prior to the date hereof have been paid in full (or accrued in full in the ordinary course of business and there are no outstanding agreements, understandings or commitments of Hawker with respect to any compensation, commissions or bonuses.

(b)           Hawker is, has been and will be at all times up to and including the date of Closing in compliance with all applicable Laws respecting employment and employment practices, and terms and conditions of employment (including existing and prior union agreements) except, in any such case, for such non-compliance or violations as would not in the aggregate constitute a Material Adverse Effect.

(c)           Hawker has not caused any mass layoff (as defined in the WARN Act) of any Persons working for Hawker.

(d)           Since its formation, Hawker has not (i) maintained or sponsored, nor participated in, any Employee Pension Benefit Plan subject to Title IV of ERISA for any of its employees, (ii) contributed to or been required to contribute to any multiemployer plan, or (iii) maintained or contributed to any Employee Welfare Benefit Plan that provides health, medical or life insurance benefits for retired or terminated employees, their spouses or their dependents, other than in accordance with Section 4980B of the Code.

7.11          Taxes.

(a)           All Tax Returns required to be filed on or before the Closing Date by Hawker have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Hawker (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Hawker has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made in writing by any taxing authority in any jurisdiction where Hawker does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of Sellers, threatened in writing with respect to any Taxes or Tax Returns of or with respect to Hawker.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Hawker. There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Hawker.

(e)           There are no Encumbrances (other than Encumbrances for current period Taxes not yet due and payable) on any of the assets of Hawker that arose in connection with any failure (or alleged failure) to pay any Tax.

(f)           There are no Tax audits or administrative or judicial proceedings being conducted, pending, or to the Knowledge of Sellers, threatened with respect to Hawker.

(g)           Hawker is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(h)           Hawker does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(i)            No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Hawker.

(j)            To the Knowledge of Sellers, all of the property of Hawker that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to December 31, 2012 and no portion of Hawker’s property constitutes omitted property for property tax purposes.

(k)           Hawker intends, as soon as practicable to elect to be treated as an association taxable as a corporation, and to be an “S” corporation effective as of the date of such election. Hawker is currently classified as a partnership for U.S. federal and applicable state income Tax purposes.

7.12          Books and Records.  The LLC records of Hawker have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those records will be in the possession of Hawker.

7.13          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

7.14          Liabilities.  To the Knowledge of Sellers there are and, as of the Closing, there will be, no liabilities of Hawker other than (a) current Liabilities set forth on the Balance Sheet identified in Section 7.6, (b) Liabilities arising out of or relating to matters identified in any of the Disclosure Schedules, (c) current Liabilities incurred in the ordinary course of business as would be or would have been permitted under Section 9.1(a) whether prior to the date hereof or hereafter, and (d) those Liabilities listed on Schedule 7.14. To the knowledge of Sellers, since January 1, 2013, there has and, as of the Closing there will have been, no change, event, occurrence or circumstance that, individually or in the aggregate with any other changes, events, occurrences or circumstances, has had a Material Adverse Effect on Hawker.

7.15          Conduct of Business.  Since January 1, 2013, except as otherwise permitted pursuant to Section 9.1(a), Hawker has and, as of the Closing, will have:

(a)           conducted the business of Hawker in the ordinary and usual course of day-to-day operations, substantially consistent in nature, scope and magnitude with the past practices of Hawker, including pursuing other business opportunities as disclosed to Buyer from time to time;

(b)           not sold, disposed of or otherwise transferred any interests in any material assets of Hawker;

(c)           not increased the compensation, bonus, commissions or fee arrangements payable or to become payable by Hawker to its employees, except as consistent with its past practices;

(d)           not entered into, amended, modified or terminated any new or existing Contract other than in the ordinary course of business or as otherwise mutually agreed by the parties; and

(e)           not incurred any additional indebtedness or accrued any additional liabilities other than trade liabilities incurred in the ordinary course of business consistent with past practices or as otherwise mutually agreed by the parties.

7.16          Sellers’ Status.  Sellers are United States Persons within the meaning of Section 7701(a)(30) of the Code.

7.17          No Oil and Gas or Mining Rights, Leases, Membership Interests or Operations.  Since its inception, Hawker has had no interest, direct or indirect, in any oil and gas or mining rights, leases or operations, other than the Rincon Rights (through Punta Gorda).

8.             Representations and Warranties of Buyer.  Except as set forth in the correspondingly numbered Disclosure Schedule, Buyer represents and warrants to Sellers that the statements contained in this Section 8 are true and correct as of the date hereof.

8.1           Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations and to consummate the contemplated transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations and the consummation by Buyer of the contemplated transactions have been duly authorized by its board of directors. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party to the Transaction Documents), the Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

8.2           No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the contemplated transactions, which, in the aggregate, would not have a Material Adverse Effect.

8.3           Capitalization; Securities Compliance.

(a)           Schedule 8.3(a) sets forth a true and accurate description of the capitalization of Buyer as of the date hereof. The Shares have been have been duly authorized and are or will be (upon issuance in accordance with the terms of this Agreement) validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Sellers shall own the Shares free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Buyer or obligating Buyer to issue or sell any capital stock, or any other interest, in Buyer. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b)           To the Knowledge of Buyer, all issuances of the securities of Buyer were, and have been, made in compliance with the Securities Act and any other legal requirement. Schedule 8.3(b) sets forth a true and complete list of all securities issued by Buyer since July 18, 2011.

8.4           No Subsidiaries.  Buyer does not own, directly or indirectly, any equity or long-term debt securities of any Person.

8.5           Material Contracts.  Schedule 8.5 lists the material contracts of Buyer (collectively, the “Buyer Material Contracts”). Each Buyer Material Contract is valid and binding on Buyer in accordance with its terms and is in full force and effect. None of Buyer or, to Buyer’s Knowledge, any other party to any Buyer Material Contract, is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Buyer Material Contract and no event or circumstance has occurred or, to Buyer’s Knowledge, will occur (including the execution of this Agreement and the consummation of the transactions contemplated herein) that, with notice or lapse of time or both, would constitute an event of default under any Buyer Material Contract or result in a termination thereof, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Buyer Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Sellers.

8.6           Insurance.  Buyer maintains no insurance policies, including, without limitation, policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability or other casualty or property insurance relating to the assets, business, operations, employees, officers or directors of Buyer. There are no outstanding claims related to the business of Buyer under any previously maintained insurance policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

8.7           Legal Proceedings; Governmental Orders; Compliance with Laws.

(a)           There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer (i) affecting any of its properties or assets; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or any of its properties or assets.

(c)           Buyer is in compliance with all Laws (including environmental Laws, Laws relating to Taxes and Laws relating to employment, employee benefits or labor matters) applicable to Buyer, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with Buyer’s ability to consummate the transactions contemplated herein.

8.8           Employment Matters.

(a)           As of the date hereof, all compensation, including wages, commissions and bonuses and employment taxes, social security payments and similar governmental payments, payable to (or for the benefit of) employees, independent contractors or consultants of Buyer for services performed on or prior to the date hereof have been paid in full (or accrued in full on in this ordinary course of business and there are no outstanding agreements, understandings or commitments of Buyer with respect to any compensation, commissions or bonuses.

(b)           Buyer is, has been (since July 18, 2011) and will be at all times up to and including the Closing Date in compliance with all applicable Laws respecting employment and employment practices, and terms and conditions of employment (including existing and prior union agreements) except, in any such case, for such non-compliance or violations as would not in the aggregate constitute a Material Adverse Effect.

(c)           Buyer has not caused any mass layoff (as defined in the WARN Act) of any Persons working for Buyer.

(d)           Since July 18, 2011, Buyer has not (i) maintained or sponsored, nor participated in, any Employee Pension Benefit Plan subject to Title IV of ERISA for any of its employees, (ii) contributed to or been required to contribute to any multiemployer plan, or (iii) maintained or contributed to any Employee Welfare Benefit Plan that provides health, medical or life insurance benefits for retired or terminated employees, their spouses or their dependents, other than in accordance with Section 4980B of the Code.

8.9           Taxes.

(a)           All Tax Returns required to be filed between July 18, 2011 and the Closing Date by Buyer have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Buyer (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Since July 18, 2011, Buyer has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)           Since, July 18, 2011, no claim has been made in writing by any taxing authority in any jurisdiction where Buyer does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of Buyer, threatened in writing with respect to any Taxes or Tax Returns of or with respect to Buyer.

(d)           Since July 18, 2011, no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Buyer. There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Buyer.

(e)           There are no Encumbrances (other than Encumbrances for current period Taxes not yet due and payable) on any of the assets of Buyer that arose in connection with any failure (or alleged failure) to pay any Tax.

(f)            There are no Tax audits or administrative or judicial proceedings are being conducted, pending, or to the Knowledge of Buyer, threatened with respect to Buyer.

(g)           Buyer is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(h)           Buyer does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(i)           No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Buyer.

(j)           To the Knowledge of Buyer, all of the property of Buyer that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to December 31, 2012 and no portion of Buyer’s property constitutes omitted property for property tax purposes.

8.10          Books and Records.  The corporate records of Buyer have been made available to Sellers, are complete and correct and have been maintained in accordance with sound business practices.

8.11          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

8.12          Liabilities.  To the Knowledge of Buyer there are, and as of the Closing, there will be, no liabilities of Buyer other than (a) current Liabilities set forth on Buyer’s balance sheet contained in the Buyer Financial Statements, (b) Liabilities arising out of or relating to matters identified in any of the Disclosure Schedules and (c) current Liabilities incurred in the ordinary course of business as would be or would have been permitted under Section 9.1(b) whether prior to the date hereof or hereafter. To the knowledge of Buyer, since January 1, 2013, there has, and as of the Closing Date, there will have been, with respect to Buyer, no change, event, occurrence or circumstance that, individually or in the aggregate with any other changes, events, occurrences or circumstances, has had a Material Adverse Effect.

8.13          Conduct of Business.  Since January 1, 2013, except as otherwise permitted pursuant to Section 9.1(b), Buyer has and, as of the Closing, will have:

(a)           conducted the business of Buyer in the ordinary and usual course of day-to-day operations, substantially consistent in nature, scope and magnitude with the past practices of Buyer, including pursuing other business opportunities as disclosed to Sellers from time to time;

(b)           not sold, disposed of or otherwise transferred any interests in any material assets of Buyer;

(c)           not increased the compensation, bonus, commissions or fee arrangements payable or to become payable by Buyer to its employees, except as consistent with its past practices;

(d)           not entered into, amended, modified or terminated any new or existing contract other than in the ordinary course of business or as otherwise mutually agreed by the parties; and
(e)           not incurred any additional Indebtedness or accrued any additional liabilities other than trade indebtedness incurred in the ordinary course of business consistent with past practices or as otherwise mutually agreed by the parties.

8.14          SEC Filings; Financial Statements.

(a)           Since July 18, 2011, Buyer has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Buyer with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Buyer SEC Documents”). As of their respective effective dates (in the case of the Buyer SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Buyer SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Buyer SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of Buyer included in the Buyer SEC Documents, including the related notes and schedules (collectively, the “Buyer Financial Statements”) (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (B) fairly present in all material respects the financial position and the results of operations, cash flows and changes in stockholders’ equity of Buyer as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments).

(b)           Buyer is not a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Buyer, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer in its published financial statements or other Buyer SEC Documents.

(c)           Without limiting the generality of Section 8.14(a), since July 18, 2011, (i) L.L. Bradford & Company, LLC have not resigned or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreement with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Buyer has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Buyer with the SEC since the enactment of the Sarbanes-Oxley Act, and neither Buyer nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness or manner of the filing of the certification required by the Sarbanes-Oxley Act and made by Buyer’s principal executive officer and principal financial officer and (iii) no enforcement action has been initiated or, to the Knowledge of Buyer, threatened against Buyer by the SEC relating to disclosures contained in any Buyer SEC Document.

(d)           Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since July 18, 2011, neither Buyer nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Buyer.

8.15          Internal Controls.  Buyer maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Buyer, (ii) provide reasonable assurance that receipts and expenditures of Buyer are being made in accordance with authorizations of management of Buyer and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s assets that could have a material effect on its financial statements. Buyer (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed to Buyer’s auditors and the audit committee of the board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information, and has identified for Buyer’s auditors and audit committee of the board of directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

8.16          No Oil and Gas or Mining Rights, Leases, Membership Interests or Operations.  Except as disclosed in Buyer’s Exchange Act filings with the SEC, Buyer has and, since July 18, 2011, has had no interest, direct or indirect, in any oil and gas or mining rights, leases or operations.

9.             Certain Agreements.

9.1           Conduct of Business Prior to the Closing.

(a)           From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause Hawker to, conduct the business of Hawker in the ordinary course of Hawker’s business consistent with past practice and use reasonable best efforts to maintain and preserve intact the current organization and business of Hawker and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Hawker.

(b)           From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Sellers (which consent shall not be unreasonably withheld or delayed), Buyer shall to conduct its business in the ordinary course of the Buyer’s business consistent with past practice and use reasonable best efforts to maintain and preserve intact the current organization and business of Buyer and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Buyer.

9.2           Diligence Review.  From the date hereof until the Closing, each Party shall (a) afford the others with full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to such party in a manner that does not disrupt any business of the party; (b) furnish the other Parties with such financial, operating and other data and information related to that Party as any other Party may reasonably request; and (c) instruct the Representatives of that Party cooperate with the other Parties in their diligence efforts.

9.3           Notice of Certain Events.  From the date hereof until the Closing, each Party shall promptly notify the other Parties in writing of:

(a)           any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made hereunder not being materially true and correct or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 11.2 or Section 11.3 to be satisfied;

(b)           any notice or other communication from any Person alleging that the consent of the Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)           any Actions commenced or, to Sellers’ or Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Sellers, Hawker or Buyer that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 7.9(a) or Section 8.7(a) or that relates to the consummation of the transactions contemplated by this Agreement.

9.4           Confidentiality.  From and after the Closing, each Party shall, and shall cause his or its Affiliates to, hold, and shall use his or its reasonable best efforts to cause his or its respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the other Parties, except to the extent that such Party can show that the information (a) is generally available to and known by the public through no fault of that Party, any of his or its Affiliates or their respective Representatives; or (b) is lawfully acquired by such party, any of his or its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of his or its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, that Party shall promptly notify the other Parties in writing and shall disclose only that portion of such information that is advised by his or its counsel in writing is legally required to be disclosed, provided that such Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

9.5           Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by any party prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(b)           retain the books and records (including personnel files) of Hawker and Buyer and their operations relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Hawker and Buyer, as applicable; and

(c)           upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 10.

(d)           Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 9.5 where such access would violate any Law.

9.6           Reversion.  Pursuant to the Amended and Restated Farmout and Assignment Agreement dated as of May 30, 2008, between Punta Gorda and John M. Wolfe, as Trustee for the Bankruptcy Estate of Energy Development Corporation, Punta Gorda must drill a test well on the property covered by CSLC Lease PRC 145.1 in order to fully earn the interests represented by the Rincon Rights. If Buyer determines not to drill the test well for any reason, the Rincon Rights shall be assigned to Sellers in exchange for reimbursement by Sellers of all of Buyer’s identifiable out-of-pocket expenditures in pursuing the Rincon Rights including, without limitation, legal fees paid by Buyer in litigating the Case. Reimbursement may be either in the form of a cash payment or delivery of a Sellers’ promissory note, secured by the Rincon Rights, payable in four equal annual installments of principal commencing one year from the date of reassignment and on each anniversary thereafter until paid in full, with each such principal payment accompanied by accrued interest at the rate of 5% per annum, or a combination of cash and promissory note.

10.           Tax Matters.

10.1          Tax Covenants.

(a)           Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or conditioned, Sellers shall not, to the extent it may affect, or relate to, Hawker, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction, nor shall Sellers cause any of the foregoing, that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or Hawker in respect of any Post-Closing Tax Period.

(b)           Without the prior written consent of Sellers, which consent shall not be unreasonably withheld or conditioned, prior to the Closing, Buyer shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction, nor shall Buyer cause any of the foregoing, that would have the effect of: (i) increasing the Tax liability of any Seller in any Pre-Closing Tax Period, or (ii) increasing the Tax Liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period.

(c)           Sellers shall cause Hawker at Hawker’s expense to prepare and timely file all Tax Returns for Hawker for all taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”). Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns for Hawker for all taxable periods beginning before and ending after the Closing Date (“Straddle Periods”). Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. If either party objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify the other party in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly and timely delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten days after receipt by Sellers of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Sellers and reasonably acceptable to Buyer (the “Accounting Referee”). Any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items no later than three days prior to the due date of the disputed Tax Return. If the Accounting Referee has not made its determination three days prior to the due date for such disputed Tax Return, the Tax Return shall be filed as originally proposed, reflecting any items previously objected to and agreed, and then subsequently amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers.

10.2          Post-Closing Tax Period Taxes and Tax Returns.  The preparation and filing of any Tax Return of Hawker that does not relate to a Pre-Closing Tax Period, along with all Taxes associated with any such Tax Return, shall be exclusively within the control of, and wholly borne by, Buyer.

10.3          Straddle Period.  The amount of Taxes attributable to the pre-Closing portion of any Straddle Period shall, (i) in the case of any income Taxes, sales Taxes, employment Taxes and other Taxes of Hawker that are readily apportionable between periods based on an actual or deemed closing of the books, be determined based on an interim closing of the books as of the close of business on the date of the Closing, and (ii) in the case of other Taxes of Hawker, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the date of the Closing and the denominator of which is the total number of days in the Straddle Period.

10.4          Cooperation; Tax Proceedings.  Each of Buyer and Sellers shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Buyer or Sellers as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. The filing party under Section 10.1 shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes with respect to which either party may incur liability hereunder; provided, however that in the event an adverse determination may result in Buyer or Sellers having responsibility to a taxing authority for Taxes, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder.

10.5          Refunds and Tax Credits.  To the extent that Hawker receives any refund of Taxes with respect to a Pre-Closing Tax Period, then Hawker shall pay over to Sellers in cash any such refund (together with any interest thereon), net of any taxes or other costs incurred by Hawker attributable to the receipt of such refund or credit, within ten days after receipt or entitlement thereto.

10.6          Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section 7.11, Section 8.9 and this Section 10 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

11.           Conditions to Closing.

11.1          Conditions to Obligations of All Parties.  The obligations of each Party to consummate the transactions contemplated by this Agreement upon exercise of the Option shall be subject to the following conditions:

(a)           The receipt, at or prior to the Closing, of all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 7.5 and Section 8.2, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

(b)           No Action shall have been commenced against Buyer, Sellers or Hawker to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages (not otherwise covered by insurance) in connection with the consummation of the transactions contemplated herein, or that would prevent the Closing.

(c)           No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material contemplated transaction.

11.2         Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver in Buyer’s discretion, at or prior to the Closing, of each of the following conditions:

(a)           Between the date hereof and the Closing, there shall be no Material Adverse Effect in the operations or condition of Hawker’s assets or the financial condition or liabilities (as reflected in Hawker’s Balance Sheet or otherwise) of Hawker other than such expenditures, business arrangements and changes in operations as mutually agreed by the parties prior to Closing and as provided in this Agreement. Between the date hereof and the Closing, there shall not have occurred any Material Adverse Effect with respect to Hawker, nor shall any event or events have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect with respect to Hawker.

(b)           The representations and warranties of Sellers contained in this Agreement and the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the date of Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)           Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by Sellers prior to or on the date of Closing; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d)           All executed approvals, consents and waivers that are listed on Schedule 7.5 shall have been received, and shall have been delivered to Buyer at or prior to the Closing.

(e)           Sellers shall have duly executed and delivered to Buyer assignments of the Membership Interests in customary form.

(f)           The other Transaction Documents shall have been executed and delivered and true and complete copies of the executed Transaction Documents shall have been delivered to Buyer.

(g)           Buyer shall have received a customary certificate of Sellers certifying the documents and signatures for the Transaction.

(h)           Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for Hawker from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Hawker is organized.

11.3         Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)           Between the date hereof and the Closing, there shall be no Material Adverse Effect in the operations or condition of Buyer’s assets or the financial condition or liabilities (as reflected in the Buyer Financial Statements or otherwise) of Buyer other than such expenditures, business arrangements and changes in operations as mutually agreed by the parties prior to Closing and as provided in this Agreement. Between the date hereof and the Closing, there shall not have occurred any Material Adverse Effect with respect to Buyer, nor shall any event or events have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect with respect to Buyer.

(b)           The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the date of Closing with the same effect as though made at and as of the date of Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents, to be performed or complied with by it prior to or on the date of Closing; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d)           All executed approvals, consents and waivers that are listed on Schedule 8.2 shall have been received, and shall have been delivered to Sellers at or prior to the Closing.

(e)           The other Transaction Documents shall have been executed and true and complete copies shall have been delivered to Sellers.

(f)           Sellers shall have received a certificate, dated the date of Closing and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 11.3(b) and Section 11.3(c) have been satisfied.

(g)           Sellers shall have received a certificate of the duly authorized officer of the Buyer certifying that attached are true and complete copies of all resolutions adopted by the governing committee of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the contemplated transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the contemplated transactions.

(h)           Sellers shall have received a certificate of the duly authorized officer of the Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered under this Agreement.

(i)           Buyer shall have delivered to Sellers a good standing certificate (or its equivalent) for Buyer from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Buyer is organized and any jurisdiction in which it is qualified to conduct business.

(j)           Buyer shall have delivered to Sellers stock certificates for the Shares referenced in Section 3(a).

12.           Miscellaneous.

12.1          Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the costs and expenses, whether or not the Closing shall have occurred.

12.2          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. The communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.2):

If to Sellers:	c/o Hawker Energy, LLC
326 S. Pacific Coast Highway, Suite 102
Redondo Beach, California 90277
Attn: Darren Katic and Charles Moore
Phone: (310) 316-3623
Email: dkatic@hawkerenergyllc.com
cmoore@hawkerenergyllc.com

with a copy to:	Rutan & Tucker, LLP
611 Anton Boulevard, 14th Floor
Costa Mesa, California 92626
Attn: Gregg Amber
Phone: (714) 641-3425
Email: gamber@rutan.com

If to Buyer:	Sara Creek Gold Corp.
10 Market Street #328
Camana Bay, Cayman Islands, KYI-9006
Attn: Kristian Andresen
Phone: (702) 701-0368
Email: kristianandresen@mac.com

with a copy to:	Scott Olson, Esq.
274 Broadway
Costa Mesa, California 92627
Phone: (310) 985-1034
Email: sdoesq@gmail.com

12.3          Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Disclosure Schedules mean the Sections of, and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means the agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by its provisions; and (z) to a statute means the statute as amended from time to time and includes any successor legislation and any regulations promulgated under the statute. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.4          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.5          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable the term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions are consummated as originally contemplated to the greatest extent possible.

12.6          Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to the subject matter, including, without limitation, the Original Agreement, which is amended, restated and superseded in its entirety by this Agreement. The Original Agreement shall be of no further force and effect upon execution of this Agreement by all parties hereto. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Schedules (other than an exception expressly set forth in the Disclosure Schedules), the statements in the body of this Agreement will control.

12.7          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. No party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations under this Agreement.

12.8          No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.9           Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party to this Agreement. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by the written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver of this Agreement; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power or privilege.

12.10        Governing Law; Consent to Jurisdiction.  This Agreement is entered into in Los Angeles County, California and shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California. Each party acknowledges and consents to the personal jurisdiction of the State and Federal courts in the State of California with respect to any action or proceeding arising out of or in connection with any provision of this Agreement.

12.11        Forum and Venue.  The State of California shall be the sole and exclusive forum for any claim or suit between or among the parties involving this Agreement or the other Transactions Documents or any transactions contemplated hereby or thereby. All such claims or suits shall be filed only in Los Angeles County, California, which shall be the sole and exclusive venue for all such matters.

12.12        Waiver of Jury Trial.

(a)           EACH OF THE PARTIES HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.12 AND EXECUTED BY EACH OF THE PARTIES), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(b)           To the extent the foregoing waiver of a jury trial is held to be unenforceable under applicable California law, the parties shall refer, for a complete and final adjudication, any and all issues of fact or law involved in any litigation or proceeding (including all discovery and law and motion matters, pretrial motions, trial matters and post-trial motions up to and including final judgment), brought to resolve any dispute (whether based on contract, tort or otherwise) between the parties hereto arising out of, in connection with or otherwise related or incidental to this Agreement or any Transaction Document to a judicial referee who shall be appointed under a general reference pursuant to California Code of Civil Procedure Section 638, which referee’s decision will stand as the decision of the court. Such judgment will be entered on the referee’s statement of judgment in the same manner as if the action had been tried by the court. The parties shall select a single neutral referee, who shall be a retired state or federal judge with at least five years of judicial experience in civil matters; provided that in the event the parties cannot agree upon a referee, the referee will be appointed by the court.

12.13           Public Announcements; Review.  Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements (including SEC filings) in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement. Prior to making any public announcement relating to this Agreement, including, without limitation, announcements required by applicable law or stock exchange requirements, the announcing party shall grant to the non-announcing party a reasonable period of time in which to review and provide comment to such announcement (including SEC filings), and further, shall use reasonable efforts to accommodate the comments, if any, of such non-announcing party.

12.14           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

/s/ Darren Katic
Darren Katic

/s/ Charles Moore
Charles Moore

Sara Creek Gold Corp., a Nevada corporation

By:	/s/ Darren Katic
Darren Katic, Chief Executive Officer

By:	/s/ Kristian Andresen
Kristian Andresen, Secretary